Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2011 (except for Note 21, as to which the date is November 15, 2011) with respect to the consolidated financial statements for the years ending December 31, 2010, 2009, and 2008 contained in this Form 8-K of Handy & Harman Ltd. (formerly known as WHX Corporation prior to January 3, 2011) and Subsidiaries.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Handy & Harman Ltd. (formerly known as WHX Corporation prior to January 3, 2011) and Subsidiaries on Form S-3 (File No. 333-158769, effective June 29, 2009) and on Form S-8 (File No. 333-144148, effective June 28, 2007).

/s/ Grant Thornton LLP

Edison, New Jersey
November 15, 2011